Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the W.W. Grainger, Inc. 2022 Incentive Plan of our report dated February 23, 2022 with respect to the consolidated financial statements of W.W. Grainger, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of W.W. Grainger, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 27, 2022